Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of American Defense Systems, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our reports dated March 13, 2009 (except for Notes 7 and 10 as to which the date is April 4, 2009), with respect to the consolidated financial statements of American Defense Systems, Inc. and subsidiaries as of and for the year ended December 31, 2008, included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Jewett, Schwartz, Wolfe & Associates

Hollywood, Florida
May 29, 2009